Exhibit 10.68

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

November 24, 2015

Michael J. Angelakis

c/o Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

Dear Michael:

This letter agreement (this “Letter Agreement”) is entered into by and between Michael J. Angelakis (the “Employee”) and Comcast Corporation, a Pennsylvania corporation (“Comcast” and, together with its subsidiaries, the “Company”).

Reference is made to (i) the Employment Agreement dated as of November 22, 2011, as amended (the “Employment Agreement”), by and between the Employee and Comcast, (ii) the Advisor Agreement dated as of the date hereof and effective as of January 1, 2016 (as may be amended from time to time, the “Advisor Agreement”) by and between the Employee and Comcast, (iii) the Shareholders Agreement dated as of the date hereof and effective as of January 1, 2016 (as may be amended from time to time, the “Shareholders Agreement”) by and among Comcast, Atairos Group, Inc., a Cayman Islands exempted company (“Atairos”), Comcast AG Holdings, LLC, a Delaware limited liability company (“Comcast Shareholder”), Atairos Partners, L.P., a Cayman Islands exempted limited partnership (“ManagementCo Shareholder”), and Atairos Management, L.P., a Delaware limited partnership (the “Manager”) and (iv) the Letter Agreement dated as of the date hereof and effective as of January 1, 2016 (as may be amended from time to time, the “Side Letter”) by and among the Employee, Comcast, Atairos, Comcast Shareholder, ManagementCo Shareholder and the Manager. Capitalized terms used but not defined herein will have the meanings ascribed to them in the Employment Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Termination of Employment. The Employee’s employment with the Company shall terminate by mutual agreement of the Employee and Comcast effective as of the close of business on December 31, 2015 (the “Separation Date”). For the avoidance of doubt, the parties hereto agree and acknowledge that the Employee ceased being an executive officer of the Company as of June 30, 2015 and that the termination of the Employee’s employment with the Company in accordance with this Section 1 shall not constitute a Termination Without Cause by the Company or a Termination with Good Reason by the Employee under Section 6(d) of the Employment Agreement. From the date hereof through the Separation Date, the Employee will continue to receive his Base Salary, in accordance with Section 3(a) of the Employment Agreement, will continue to be entitled to participate in the Company’s Benefit Plans, in accordance with Section 4 of the Employment Agreement, and will continue to be eligible for payment or reimbursement of business expenses, in accordance with Section 5 of the Employment Agreement.

2.	Severance. Notwithstanding anything to the contrary in the Employment Agreement, the Employee shall not be entitled to receive any severance or similar payments or benefits in connection with the termination of the Employee’s employment in accordance with Section 1 above, including, for the avoidance of doubt, any payment or benefit under Section 7 of the Employment Agreement. Notwithstanding the foregoing, in connection with the termination of his employment, the Employee will be entitled to payment of the Employee’s then-current Base Salary, in accordance with Section 3(a) of the Employment Agreement, through the Separation Date, payment for any accrued but unused vacation time, any amounts payable for any unreimbursed business expenses and any vested rights under any compensation or benefit plans or programs.

3.	2015 Cash Incentive Compensation. Notwithstanding the termination of his employment, the Employee shall be eligible to receive his annual cash bonus in respect of the 2015 fiscal year under the Company’s Cash Bonus Plan in accordance with Section 3(d)(ii) of the Employment Agreement, which such bonus shall be payable on or before March 15, 2016 in accordance with the Company’s ordinary course practices.

4.	Equity Incentive Compensation. The parties agree and acknowledge that, effective as of June 30, 2015, the Employee ceased to be eligible to receive any equity incentive awards under the Company’s Restricted Stock Plan, Stock Option Plan or any other annual (or other) equity-based compensation plan maintained by the Company (collectively, the “Equity Incentive Plans”). Any outstanding Equity Incentive Plan awards held by the Employee as of the Separation Date shall continue to vest in accordance with the terms of the applicable award agreement and Equity Incentive Plan as if the Employee’s employment with the Company had continued following the Separation Date; provided, however, that, notwithstanding the terms of any award agreement or Equity Incentive Plan, upon the occurrence of an Initial CEO Event or Cause Event (in each case, as defined in the Shareholders Agreement), any unvested or unexercised portion of such equity-incentive awards shall be forfeited or cease to be exercisable, as applicable, without the payment of any consideration therefor. For the avoidance of doubt, the Employee’s termination of employment with the Company shall not be treated as a termination for “Cause” under any of the Equity Incentive Plans.

5.	Deferred Compensation. Prior to the Separation Date, the Employee shall remain eligible to re-defer amounts under the Company’s deferred compensation plans and programs in accordance with Section 3(e) of the Employment Agreement. The Company shall credit $1,914,422 to the Employee’s account under the Company’s 2005 Deferred Compensation Plan as of January 1, 2016. The Employee’s deferred compensation amounts will be credited under the Company’s 2005 Deferred Compensation Plan at the Applicable Interest Rate (as defined therein) for active employees through June 30, 2016. Following June 30, 2016, the Employee shall be treated as a non-employee for all purposes under the Company’s deferred compensation plans or programs (including, for the avoidance of doubt, the Company’s 2005 Deferred Compensation Plan).

6.	Restrictive Covenants. Without limiting the covenants and agreements set forth in Section 5 (non-solicitation and non-competition) of the Side Letter, the Company agrees, as of the Separation Date, to waive the covenants and agreements set forth in Section 8(a) (non-solicitation), Sections 8(b) and (c) (non-competition) and Section 8(h) (notification) of the Employment Agreement. Section 8(d) (confidentiality) of the Employment Agreement is incorporated herein by reference as if such provision was set forth herein in full. For the avoidance of doubt, the Employee shall continue to be subject to the obligations under Section 8(d) of the Employment Agreement at all times prior to and following the Separation Date in accordance with the terms of the Employment Agreement with respect to Confidential Information that he obtains, creates or otherwise has access to prior to the Separation Date, provided, that notwithstanding the terms of Section 8(d) of the Employment Agreement, the Employee shall not be required to notify the Company of his disclosure of Confidential Information where such disclosure is a result of reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation. The parties hereto agree that, in the event the Employee fails to comply with his obligations under Section 8(d) of the Employment Agreement, the Company shall have all of the rights and remedies available to it pursuant to Section 8(e) of the Employment Agreement, including for the avoidance of doubt, the right to seek preliminary or permanent injunctive relief against the Employee.

7.	Notices. All notices, demands, requests or other communications given under this Letter Agreement to any party shall be in writing and be given by personal delivery, certified mail, return receipt requested, or nationally recognized overnight courier service, in each case, to the address specified on the first page of this Letter Agreement or as may subsequently in writing provided to the other party.

8.	Withholding/Deductions; Section 409A; Successors; Waiver of Right to Trial by Jury; Limitation on Damages; Jurisdiction; Governing Law; Severability; Amendment and Waiver; Assignment. Sections 12 (withholding/deductions), 13 (Section 409A), 14 (successors), 15 (waiver of right to trial by jury), 16 (limitation on damages), 17 (jurisdiction), 18 (governing law), 21 (invalidity or unenforceability), 22 (amendment and waivers) and 23 (binding effect; no assignment) of the Employment Agreement are incorporated herein by reference as if such provisions were set forth herein in full.

9.	Counterparts; Effectiveness. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.	Entire Agreement. This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and, as of the Separation Date, supersedes and replaces in its entirety the Employment Agreement (other than Sections 8(d), 12, 13, 14, 15, 16, 17, 18, 21, 22 and 23 of the Employment Agreement, which shall remain in full force and effect), provided that any accrued rights and obligations of the parties thereunder as of the Separation Date shall be unaffected by the execution of this Letter Agreement. In the event of any conflict between the terms of this Letter Agreement and the terms of any plans or policies of the Company (including the Employee Handbook), the terms of this Letter Agreement shall control.

Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning the same to the undersigned.

Sincerely yours,

COMCAST CORPORATION

By:	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Executive Vice President

ACCEPTED AND AGREED:

MICHAEL J. ANGELAKIS

/s/ Michael J. Angelakis

Signature Page to Letter Agreement